FOR IMMEDIATE RELEASE
---------------------
                        NORWOOD FINANCIAL CORP ANNOUNCES
                        --------------------------------
                                EARNINGS INCREASE
                                -----------------

October 17, 2003 - Honesdale, PA

         William W. Davis, Jr. President and Chief Executive Officer of Norwood Financial Corp (Nasdaq-NWFL) and its subsidiary Wayne Bank announced earnings for the nine months ended September 30, 2003 of $3,426,000, which represents a $202,000, or 6.3%, increase over the $3,224,000 earned in the similar period of 2002. Earnings per share, on a fully diluted basis, were $1.30 per share in 2003 compared to $1.25 per share in 2002. The return on assets for the period was 1.22%, with a return on equity of 11.16%. For the three months ended September 30, 2003, net income totaled $1,194,000, compared to $1,154,000 for the similar period in 2002. Earnings per share on a fully diluted basis for the current quarter were $.45 per share compared to $.44 per share for the third quarter 2002, with a return on assets of 1.22% and return on equity of 11.41% during the 2003 period. The prior period per share amounts have been adjusted to reflect the 50% stock dividend paid on June 16, 2003.

         Total assets increased $15.1 million from September 30, 2002, and as of September 30, 2003 were $392.7 million, while stockholders' equity increased $2.6 million to $41.8 million.

         Loans receivable totaled $228.9 million as of September 30, 2003, an increase of $15.3 million, or 7.1% from September 30, 2002. The increase was principally due to commercial and residential real estate loan growth. The Company's asset quality ratios remain strong. Non-performing assets as of September 30, 2003 totaled $301,000, or .08% of total assets, declining from $791,000, or .21% of total assets, as of September 30, 2002. The decline was due to a significantly lower level of foreclosed real estate held as of September 30, 2003. The allowance for loan losses at September 30, 2003 was $3,272,000, and represented 1.43% of total loans. Net charge-offs for the nine months of 2003 were $369,000 declining from $553,000 during the same period in 2002. Deposits grew $19.3 million, or 6.5%, from September 30, 2002, to $315.5 million as of September 30, 2003.

         Net interest income for the nine months ended September 30, 2003, on a fully taxable equivalent basis, was $10,316,000, declining from $10,891,000 for the same period in the prior year. The decrease in net interest income was due in part to the decline in the yield on earning assets in the current low interest rate environment, a significant amount of refinancing activity at lower rates and a shorter average life of the investment portfolio. Other income for the current year was $2,695,000, an increase of $311,000 over the $2,384,000 earned through September 30, 2002. The nine months ended September 30, 2003 included $542,000 in securities gains on the sales of equity holdings in other banks, corporate bonds and mortgage-backed securities, compared to $427,000 in similar gains during the same period in 2002. Operating expenses declined $606,000, to $7,358,000 for the nine months ended September 30, 2003, principally due to a lower level of losses on auto lease residuals.

         Norwood Financial Corp, through its subsidiary Wayne Bank, operates ten offices and eleven automated teller machines in Wayne, Pike and Monroe Counties. The Company's stock is traded on the Nasdaq National Market under the symbol NWFL.

         The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Norwood Financial Corp does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Contact:  Lewis J. Critelli
          Executive Vice President &
             Chief Financial Officer
             NORWOOD FINANCIAL CORP
             570-253-1455
             www.waynebank.com